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                    Independent Auditor's Report and Consent


The Board of Directors and Stockholder of
Athena Diagnostics, Inc.:

The audits referred to in our report dated September 28, 2001, except as to Notes 8 and 13 which are as of December 19, 2001, included the related financial data schedules as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in this Registration Statement on Form S-1. These financial data schedules are the responsibility of Athena Diagnostics, Inc.'s management. Our responsibility is to express an opinion on these financial data schedules based on our audits. In our opinion, such financial data schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the inclusion of our report dated September 28, 2001, except as to Notes 8 and 13 which are as of December 19, 2001, with respect to the balance sheets of Athena Diagnostics, Inc, as of December 31, 2000 and 1999, and the related statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000 which report appears in this Registration Statement, and to the reference to "Experts" in this Registration Statement on Form S-1.



                                  /s/ KPMG LLP

/S/ KPMG LLP
Boston, Massachusetts
January 4, 2002